Exhibit 99.1
Pliant Therapeutics Provides Corporate Update and Reports Fourth Quarter 2025 Financial Results
PLN-101095 Phase 1 data showed deep and durable ongoing responses in checkpoint inhibitor refractory solid tumors

PLN-101095 accelerated development plan underway with initiation of Phase 1b indication expansion trial
SOUTH SAN FRANCISCO, CA., March 11, 2026 - Pliant Therapeutics, Inc. (Nasdaq: PLRX), a clinical-stage biotechnology company focused on the discovery and development of integrin-based therapeutics, today provided a corporate update and reported fourth quarter 2025 financial results.
“We ended 2025 with encouraging data from our lead oncology program in ICI-refractory patients, an area of unmet medical need, that informed the initiation of our accelerated development plan for PLN-101095,” said Bernard Coulie, M.D., Ph.D., President and Chief Executive Officer of Pliant. “In addition to oncology and the early-stage pipeline programs emerging from Pliant's proprietary integrin platform, we continue to assess opportunities to expand our clinical-stage pipeline that leverage our areas of expertise and align with creating shareholder value.”
Fourth Quarter and Recent Developments
Oncology Program
PLN-101095 is an oral, small molecule, dual selective inhibitor of αvβ8 and αvβ1 integrins designed to overcome checkpoint resistance by blocking TGF-β activation in the tumor microenvironment. Pliant is currently conducting a Phase 1a/1b open-label, dose-escalation and indication expansion trial to evaluate the safety, tolerability, pharmacokinetics, and preliminary evidence of antitumor activity of PLN-101095, as monotherapy and in combination with pembrolizumab, in patients with immune checkpoint inhibitor (ICI)-refractory advanced or metastatic solid tumors.
•Data from the Phase 1 trial of PLN-101095 showed deep and durable ongoing responses. In December, the Company announced positive data showing that, in a heavily pretreated patient population, PLN-101095 demonstrated anti-tumor activity in combination with pembrolizumab, an FDA-approved ICI. Four responders were observed consisting of one confirmed complete response and three partial responses (two confirmed, one unconfirmed) out of the 10 secondary ICI refractory patients. These clinical responses were observed in patients with cholangiocarcinoma, melanoma, head and neck squamous cell carcinoma and non-small cell lung cancer (NSCLC). Notably, all responding patients showed large increases in plasma interferon gamma (IFN-γ) after 14 days of monotherapy with PLN-101095 prior to the addition of pembrolizumab. No non-responders showed meaningful increases in plasma IFN- γ. PLN-101095 was generally well tolerated across all doses tested. IFN-γ is known to play a multifaceted role in modulating anti-tumor immunity, with increased tumor expression levels having previously been linked with better outcomes from immune checkpoint blockade.

•Accelerated development plan of PLN-101095 underway with initiation of Phase 1b indication expansion trial.
Based on the encouraging response data and supportive IFN- γ biomarker data from the Phase 1 trial, the Company is advancing an accelerated clinical development plan of PLN-101095 and has initiated a Phase 1b indication expansion trial. The Phase 1b open-label, single dose trial will enroll three cohorts of patients including NSCLC, clear cell renal cell carcinoma and tumors with high tumor mutational burden. Tumor selection was based on data from the Phase 1 trial, as well as strong mechanistic rationale for integrin inhibition. Patients will be treated for 14 days with PLN-101095 dosed at 1,000 mg twice daily as monotherapy, after which pembrolizumab will be added as combination therapy. Study start activities for this trial are underway with first patient enrollment anticipated in second quarter. Interim data is expected in 2027.

•PLN-101095 Phase 1 data accepted for presentation at AACR Annual Meeting 2026. Data from the Phase 1 trial of PLN-101095 will be the subject of a poster presentation and an oral presentation as part of the Clinical Trials Minisymposium at the upcoming American Association of Cancer Research (AACR) conference to be held April

17-22, 2026, in San Diego, California.
Integrin-Targeted Delivery Platform
•Utilizing cell-specific integrin receptors, Pliant has developed a platform to deliver drug payloads, including siRNAs, to selective tissue types. Current programs are focused on delivering siRNAs to skeletal muscle cells and other tissues. The Company believes this integrin-targeting delivery platform has the potential for broad applicability across multiple disease areas utilizing a variety of drug payloads.
Corporate Highlights
•Appointment of Minnie Kuo as Chief Operating Officer. Ms. Kuo joined Pliant in September 2023 as Chief Development Officer, bringing more than 20 years of multinational clinical development experience across various therapeutic areas. In this expanded role, Ms. Kuo bridges Pliant’s science and operations with oversight of clinical operations, early development, program management, regulatory affairs and compliance.
•INTEGRIS-PSC results published in the Journal of Hepatology. The manuscript, “Phase II INTEGRIS-PSC trial of bexotegrast, an αvβ6 and αvβ1 integrin inhibitor, in primary sclerosing cholangitis”, appears in the January 2026 issue of the Journal of Hepatology.
Fourth Quarter 2025 Financial Results
•Research and development expenses were $15.6 million as compared to $38.8 million for the prior-year quarter. The decrease was primarily driven by the discontinuation of BEACON-IPF.
•General and administrative expenses were $8.0 million as compared to $14.5 million for the prior-year quarter. The decrease was primarily due to lower personnel-related costs resulting from the strategic restructuring of our workforce.
•Net loss was $23.6 million as compared to $49.7 million for the prior-year quarter. The decrease was primarily attributable to the discontinuation of BEACON-IPF coupled with the decrease in personnel-related costs resulting from the strategic restructuring of our workforce.
•As of December 31, 2025, the Company had cash, cash equivalents and short-term investments of $192.4 million which the Company expects to be sufficient to fund operations into the second half of 2028.
About Pliant Therapeutics, Inc.
Pliant Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery and development of integrin-based therapeutics. The Company’s lead program is PLN-101095, a small molecule, dual-selective inhibitor of αvß8 and αvß1 integrins, that is being developed for the treatment of solid tumors. Pliant’s early-stage platform includes preclinical research focused on tissue-specific delivery and internalization of drug payloads utilizing integrin receptor-binding molecules. For additional information, please visit: www.PliantRx.com. Follow us on social media X, LinkedIn and Facebook.
Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These express or implied statements include those regarding PLN-101095's development plan, including anticipated timing of data from our ongoing Phase 1 trial and our Phase 1b indication expansion trial, expansion of our clinical-stage pipeline and creation of shareholder value, and the potential of our integrin-targeted delivery platform, among others. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties and our actual results, performance or achievements could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including those related to the clinical development of our product candidates, including any delays in our ongoing or planned preclinical or clinical trials, or interactions with regulators, as well as the impact of current macroeconomic, geopolitical and marketplace conditions on our business, operations, clinical supply and plans, our reliance on single-source third parties located in foreign jurisdictions, including China, for critical aspects of our development operations, the risks inherent in the drug development process, the risks regarding the accuracy of our estimates of expenses and timing of development, our capital requirements and the need for additional financing, and our ability to obtain and maintain intellectual property protection for our product candidates. These and additional risks are discussed in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K for the period ended December 31, 2025 which we are filing with the SEC today, available on the SEC's website at www.sec.gov. Unless otherwise noted, Pliant is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Investor and Media Contact:
Christopher Keenan
Vice President, Investor Relations and Corporate Communications
Pliant Therapeutics, Inc.
ir@pliantrx.com

Pliant Therapeutics, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except number of shares and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Operating expenses:
Research and development	$(15,585)	$(38,793)	$(109,157)	$(169,310)
General and administrative	(7,992)	(14,527)	(47,216)	(59,055)
Total operating expenses	(23,577)	(53,320)	(156,373)	(228,365)
Loss from operations	(23,577)	(53,320)	(156,373)	(228,365)
Interest and other income (expense), net	1,964	4,422	11,416	21,085
Interest expense	(136)	(834)	(2,559)	(3,024)
Loss on extinguishment of debt	(1,828)	—	(1,828)	—
Net loss	$(23,577)	$(49,732)	$(149,344)	$(210,304)
Net loss per share - basic and diluted	$(0.38)	$(0.82)	$(2.43)	$(3.47)
Shares used in computing net loss per share - basic and diluted	61,449,290	60,854,322	61,366,887	60,538,639

Pliant Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	December 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$45,445	$71,188
Short-term investments	145,499	284,536
Prepaid expenses and other current assets	4,464	6,540
Property and equipment held for sale	1,040	—
Total current assets	196,448	362,264
Property and equipment, net	2,940	5,525
Operating lease right-of-use assets	23,966	27,243
Restricted cash	1,482	1,482
Other non-current assets	392	435
Total assets	$225,228	$396,949
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$480	$5,960
Accrued research and development	4,804	14,363
Accrued liabilities	9,634	12,353
Lease liabilities, current	1,447	542
Total current liabilities	16,365	33,218
Lease liabilities, non-current	27,658	29,439
Long-term debt	—	30,211
Total liabilities	44,023	92,868
Commitments and Contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	1,040,610	1,013,806
Accumulated deficit	(859,396)	(710,052)
Accumulated other comprehensive (loss) gain	(15)	321
Total stockholders’ equity	181,205	304,081
Total liabilities and stockholders’ equity	$225,228	$396,949